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                                                                    EXHIBIT 21.1

                           Subsidiaries of Registrant
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HBS Billing Services Company, a Texas corporation

ACI Billing Services, Inc., a Delaware corporation

ACI Utility Billing Services, Inc., a Delaware corporation

Thurston Communications Corporation, a Delaware corporation

TCOM Marketing Corp., a Delaware corporation

Aelix, Inc., a Delaware corporation